Exhibit 99.1

MEMSIC Announces Fourth Quarter and Full Year 2008 Financial Results

Fourth quarter revenue exceeds expectations; GAAP net loss reflects non-cash tax charge

Andover, MA – March 10, 2009 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS solution provider, combining proprietary MEMS technology with advanced mixed signal processing and system solutions, today announced financial results for the fourth quarter and full year ended December 31, 2008.

Financial Results

Revenue for the fourth quarter of 2008 was $5.2 million, a 20% decrease from the fourth quarter of 2007. Net loss in the fourth quarter was $1.9 million on a GAAP basis, or ($0.08) per diluted share, compared to net income of $1.4 million or $0.06 per diluted share in the fourth quarter of 2007. The Company’s net loss reflects a non-cash charge recorded in the fourth quarter due to the Company’s establishment of a full valuation allowance against its deferred tax assets in the United States. On a non-GAAP basis, which excludes stock-based compensation charges of $0.3 million as well as the impact of the valuation allowance of $1.2 million, the Company’s net loss was $0.4 million, or ($0.02) per diluted share. The Company’s non-GAAP net income for the fourth quarter of 2007 was $1.7 million, or $0.07 per diluted share, which excludes stock-based compensation charges of $0.3 million.

For the year ended December 31, 2008, MEMSIC reported revenue of $20.1 million, a decrease of 20% from 2007. Net loss for 2008 was $1.7 million on a GAAP basis, or ($0.07) per diluted share, compared to net income for 2007 of $6.1 million, or $0.25 per diluted share. On a non-GAAP basis, which excludes stock based compensation charges in accordance with FAS 123R of approximately $1.3 million as well as the impact of the valuation allowance of $1.2 million, the Company’s 2008 net income was $0.8 million, or $0.03 per share. Non-GAAP net income for 2007 was $6.8 million, or $0.29 per diluted share, which excludes stock-based compensation charges of $0.7 million.

The non-cash tax-related charge for the establishment of a valuation allowance against the Company’s deferred tax assets was the result of U.S. GAAP requirements that apply when a company is in a three-year cumulative loss position, which for Memsic, occurred during the fourth quarter of 2008. The charge does not affect MEMSIC’s revenues, pre-tax results from operations or overall liquidity.

Dr. Yang Zhao, Chief Executive Officer of MEMSIC said, “We are pleased to have exceeded the upper end of our revenue guidance for the fourth quarter. We received unanticipated orders for products targeting mobile phones ahead of the Chinese New Year that pushed revenue above expectations, though revenue would have been near the top of our expected range even without them. While we anticipate additional business in Q1 from handset customers, visibility beyond the first quarter remains cloudy. Pricing pressure for device-level products continued in this challenging market resulting in lower average selling prices and gross margins in the fourth quarter, though we were still able to produce non-GAAP earnings slightly better than our expected range. We are pleased with the recent orders in the handset market, though instability in this market highlights the importance of our strategy to diversify our product line.”

Zhao continued, “Recently, we announced a new line of magnetic sensors with enhanced digital compass capabilities, with our first product launched in December. We expect to launch additional products in this line in 2009 that will enable device manufacturers to incorporate location-based functionality into their next-generation devices. We are making progress with the development of our gas flow meter solutions, as well as other value-added solutions that complement our devices with integrated hardware and software to target the consumer, automotive, and industrial markets. In response to the global economic slowdown, we have reduced headcount in our sales and marketing and G&A organizations. We have also reduced discretionary spending company-wide. We continue to invest in our R&D organization, as a part of our strategy to expand our product line to optimize longer-term opportunities. We believe these long-term opportunities combined with our strong balance sheet put MEMSIC in a healthy position to achieve long-term success.”

Outlook

For the first quarter of 2009, MEMSIC anticipates revenue in the range of $5.5 to $6.0 million, based primarily on larger than expected orders received from handset manufacturers in China during the first quarter. GAAP net loss for the first quarter of 2009 is anticipated to be in the range of ($0.05) to ($0.03) per diluted share. Non-GAAP net loss, which excludes approximately $350,000 in stock-based compensation expenses, is anticipated to be in the range of ($0.04) to ($0.02) per diluted share. Average diluted share count for the first quarter is estimated to be 24 million.

Use of Non-GAAP Financial Measures

A “non-GAAP financial measure” is a numerical measure of a company’s historical or future financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations. MEMSIC is providing the non-GAAP historical and forward-looking financial measures presented above as the company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of MEMSIC’s core operations.

Net income (loss) (non-GAAP) and net income (loss) per share (non-GAAP), as we present them in the financial data included in this press release, exclude non-cash stock-based compensation expense and the valuation allowance. The company uses these non-GAAP financial measures internally to focus management on period-to-period changes in the company’s core business. Therefore, the company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Conference Call

Management will hold a conference call and webcast at 5:00 p.m. ET today to review and discuss the Company’s results and outlook.

What:	MEMSIC fourth quarter and full year 2008 financial results conference call and webcast
When:	Tuesday, March 10, 2009
Time:	5:00 p.m. ET
Live Call:	(877) 874-1570, domestic
(719) 325-4840, international
Replay:	(888) 203-1112, pass code 2700478, domestic
(719) 457-0820, pass code 2700478, international
Webcast:	http://investor.memsic.com (live and replay)

About MEMSIC

Headquartered in Andover, Massachusetts, MEMSIC, Inc. provides advanced semiconductor sensor and system solutions based on integrated micro electromechanical systems, or MEMS, technology and mixed signal circuit design. Its accelerometer products are used to measure tilt, shock, vibration and acceleration, and have a wide range of applications such as mobile phones, automotive safety systems and video projectors. MEMSIC combines proprietary thermal-based MEMS technology and advanced analog mixed signal processing circuitry design into a single chip using a standard complementary metal-oxide semiconductor, or CMOS, process.

For further information, please visit www.memsic.com.

Safe Harbor Statement

Statements included in this press release which are not historical in nature, including statements about MEMSIC’s expected financial results for 2009, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Important factors that could cause actual results to differ include those identified under the heading “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2007, as well as the following: the current global recession and related disruption in credit markets may adversely affect demand for our products and make it more difficult to accurately forecast our results; our limited operating history makes it difficult to evaluate our business and prospects; our operating results may fluctuate and are difficult to predict and if we do not meet financial expectations of securities analysts or investors, the price of our common stock will likely decline; we do not have long-term purchase commitments from our customers, and our ability to accurately forecast demand for and sales of our products is limited, which may result in excess or insufficient inventory and uncertainty and volatility with respect to our revenue from period to period; we depend on a limited number of customers for a high percentage of our revenues, and the loss of, or a significant reduction in orders from, any of these customers would significantly reduce our revenues; our products are complex and defects in our products could result in a loss of customers, damage to our reputation, decreased revenue, unexpected expenses, loss of market share and warranty and product liability claims; we may not be able to manage our business growth effectively, and failure to do so could strain our management, operating and other resources, which could materially and adversely affect our business and growth potential; and the average selling prices of products in our markets have historically decreased rapidly and will likely do so in the future, which could harm our gross margins and results.

The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Investor Contact:

Garo Toomajanian

ICR, LLC

(978) 738-0900 x240

ir@memsic.com

MEMSIC, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$64,365,607	$20,708,794
Short-term investments	1,485,023	46,925,000
Accounts receivable, net of allowance for doubtful accounts of $6,441 and $8,503 as of December 31, 2008 and 2007, respectively	1,884,194	5,917,457
Inventories	6,267,911	5,614,050
Deferred taxes	36,439	192,608
Other assets	969,892	1,090,513

Total current assets	75,009,066	80,448,422

Property and equipment, net	13,351,721	7,677,774
Long-term investments	5,553,000	—
Intangible assets, net	978,256	390,940
Deferred taxes	78,204	304,800
Other assets	51,529	29,628

Total assets	$95,021,776	$88,851,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,360,274	$2,224,349
Accrued expenses	1,380,071	2,189,583
Note payable	—	1,000,000

Total current liabilities	2,740,345	5,413,932

Stockholders’ equity

Common stock, $0.00001 par value; authorized, 100,000,000 shares; 23,694,425 and 22,768,600 shares issued and outstanding at December 31, 2008 and 2007, respectively	237	228
Additional paid-in capital	96,538,040	87,176,262
Accumulated other comprehensive income	2,227,901	1,063,747
Accumulated deficit	(6,484,747)	(4,802,605)

Total stockholders’ equity	92,281,431	83,437,632

Total liabilities and stockholders’ equity	$95,021,776	$88,851,564

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
Net sales	$5,198,984	$6,501,041	$20,076,444	$25,269,632
Cost of goods sold	2,820,198	2,367,892	10,458,790	8,816,502

Gross profit	2,378,786	4,133,149	9,617,654	16,453,130

Operating expenses:
Research and development	1,737,027	947,256	4,355,730	3,358,544
Sales and marketing	957,997	794,143	3,159,476	2,893,793
General and administrative	1,482,235	1,246,958	5,948,847	3,887,752

Total operating expenses	4,177,259	2,988,357	13,464,053	10,140,089

Operating income (loss)	(1,798,473)	1,144,792	(3,846,399)	6,313,041

Other income (expense):
Interest and dividend income	450,656	259,287	2,185,504	742,996
Interest expense	(1,266)	(16,254)	(25,648)	(39,004)
Other, net	(52,313)	2,132	330,525	34,137

Total other income (expense)	397,077	245,165	2,490,381	738,129

Earnings (loss) before income taxes	(1,401,396)	1,389,957	(1,356,018)	7,051,170
Provision for income taxes	515,761	13,129	326,124	971,261

Net income (loss)	$(1,917,157)	$1,376,828	$(1,682,142)	$6,079,909

Net income (loss) available to common stockholders:
Basic	$(1,917,157)	$313,061	$(1,682,142)	$823,710

Diluted	$(1,917,157)	$336,088	$(1,682,142)	$963,787

Net income (loss) per common share:
Basic	$(0.08)	$0.06	$(0.07)	$0.26

Diluted	$(0.08)	$0.06	$(0.07)	$0.25

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,773,663	5,270,722	23,681,923	3,127,914

Diluted	23,773,663	5,850,594	23,681,923	3,826,872